FOR IMMEDIATE RELEASE
April 29, 2015

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2015 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2015.

“During the first three months of 2015, the Federal Home Loan Bank of New York continued to meet the needs of our members as they work to strengthen and support the communities they serve,” said José R. González, president and CEO of the FHLBNY. “We continued to perform well in the quarter, and this consistent performance reaffirms our cooperative as a reliable and dependable partner for our members.”

Highlights from the first quarter of 2015 include:

•	Net income for the quarter was $88.2 million, an increase of $12.8 million, or 16.9 percent, from net income of $75.4 million for the first quarter of 2014. The increase was primarily due to fees generated from prepayment of advances by members, as well as gains on derivative and hedging activity during the quarter. Return on average equity (“ROE”) for the quarter was 5.56 percent, compared to ROE of 4.79 percent for the first quarter of 2014.

•	As of March 31, 2015, total assets were $119.4 billion, a decrease of $13.4 billion, or 10.1 percent, from total assets of $132.8 billion at December 31, 2014. This decline in total assets was driven primarily by lower advances balances during the period. As of March 31, 2015, advances were $88.5 billion, a decrease of $10.3 billion, or 10.4 percent, from $98.8 billion at December 31, 2014.

•	As of March 31, 2015, total capital was $6.1 billion, a decrease of $400.0 million, or 6.2 percent, from total capital of $6.5 billion as of December 31, 2014. The FHLBNY’s unrestricted retained earnings increased during the quarter by $6.3 million to $869.0 million as of March 31, 2015. The FHLBNY increased its restricted retained earnings by $17.6 million during the quarter to $237.7 million as of March 31, 2015. At March 31, 2015, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2015 with the U.S. Securities and Exchange Commission on or before May 12, 2015.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves more than 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.